Exhibit 15.25

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 5, 2012

among

INDOSAT PALAPA COMPANY B.V.

as Issuer

PT INDOSAT TBK

as Guarantor

and

THE BANK OF NEW YORK MELLON

as Trustee

$650,000,000 7.375% Guaranteed Senior Notes Due 2020

This FIRST SUPPLEMENTAL INDENTURE, dated as of June 5, 2012 (the “First Supplemental Indenture”), to the Indenture (as defined in the first recital) is entered into by and between Indosat Palapa Company B.V., a private company with limited liability incorporated under the laws of The Netherlands, with its corporate seat at Amsterdam, The Netherlands, as issuer (the “Issuer”), PT Indosat Tbk, a limited liability company incorporated under the laws of the Republic of Indonesia, as guarantor (the “Parent”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Indenture.

WHEREAS, the Issuer, the Parent and the Trustee, are parties to that certain Indenture (the “Indenture”) dated as of July 29, 2010 pursuant to which the Issuer issued US$650,000,000 in aggregate principal amount of 7.375% Guaranteed Senior Notes due 2020 (the “Notes”);

WHEREAS, the Issuer has solicited (the “Consent Solicitation”) the consents of the Holders of the Notes to certain amendments to the provisions of the Indenture, pursuant to that certain Consent Solicitation Statement, dated May 21, 2012 (the “Statement”);

WHEREAS, the Issuer and the Parent desire to amend certain provisions of the Indenture as more particularly described in Article I herein (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Parent and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of at least a majority in principal amount of Holders of the Notes then outstanding;

WHEREAS, in connection with the Consent Solicitation, the Issuer and the Parent have (i) set May 18, 2012 as the record date (the “Record Date”) pursuant to Section 9.04 of the Indenture and (ii) obtained the consents of at least a majority in principal amount of Holders of the Notes outstanding as of the Record Date to the Amendments;

WHEREAS, in executing this First Supplemental Indenture, the Trustee is relying on evidence submitted by the Issuer to the Trustee that at least a majority in principal amount of Holders of the Notes outstanding as of the Record Date have consented to the Amendments;

WHEREAS, all the conditions set forth in the Indenture necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been satisfied; and

WHEREAS, the Issuer, the Parent and the Trustee are executing and delivering this First Supplemental Indenture in order to provide for the Amendments;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Parent and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.1 Amendments. Subject to Section 2.1 hereof, the Indenture is hereby amended as follows:

(A) The following new definitions shall be added to Section 1.01 (Definitions) in the appropriate place in Section 1.01 based on alphabetical order:

“Active Infrastructure Assets” mean fiber, transmission equipment and radio access network.

“Alternative Active Infrastructure Asset Transaction” means, with respect to the Parent or any Restricted Subsidiary, any transaction (or series of related transactions) pursuant to which the Parent or such Restricted Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Active Infrastructure Assets to one or more Network JVs, and such Network JV or Network JVs contractually accept obligations in connection with the management and/or operation and/or which may or may not be incident to ownership of the subject Active Infrastructure Assets for any period, any of which may or may not include the transfer of or agreement to transfer legal title to any Property to such Network JV or the sale, lease, transfer, issuance or disposition of Property to such Network JV (or any agreement to do the foregoing), in any such case, where Parent or any Restricted Subsidiary continues to have the right to use (whether or not pursuant to any lease or otherwise) all or a portion of such Active Infrastructure Assets.

“Alternative Passive Infrastructure Asset Transaction” means, with respect to the Parent or any Restricted Subsidiary, any transaction (or series of related transactions) pursuant to which the Parent or such Restricted Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Indosat Towers to one or more Persons, and such Person or Persons contractually accept obligations in connection with the management and/or operation and/or which may or may not be incident to ownership of the subject Indosat Towers for any period, any of which may or may not include the transfer of or agreement to transfer legal title to any Property to such Person or the sale, lease, transfer, issuance or disposition of Property to such Person (or any agreement to do the foregoing), in any such case, where Parent or any Restricted Subsidiary continues to have the right to use (whether or not pursuant to any lease or otherwise) all or a portion of such Indosat Towers.

“Network JV” shall mean an incorporated or unincorporated company (including any corporation or limited liability company), association, partnership or joint venture, in which the Parent or any of its subsidiaries holds at least a 25% equity interest, established in connection with a Network Sharing Arrangement and any of its subsidiaries.

“Network Sharing Arrangement” shall mean a bona fide arrangement between two or more telecommunications services and/or network providers for the purpose of sharing telecommunications network, transmission and related equipment (including Active Infrastructure Assets) relating to their respective Telecommunications Businesses, including arrangements involving the sharing of part or all of a radio access network or core network.

“Qualified Active Infrastructure Asset Sale” means, with respect to the Parent or any Restricted Subsidiary, any of the following:

(a) (x) any transaction (or series of related transactions) involving the disposal to any Network JV of any Active Infrastructure Assets (or part(s) thereof), directly or through the sale of shares in a Restricted Subsidiary to any Network JV, where at the time of execution of the first definitive agreements to be executed for such transaction (or series of related transactions), the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 10% of the Total Assets; or (y) any Alternative Active Infrastructure Asset Transaction, where at the time of execution of the first definitive agreements to be executed for such Alternative Active Infrastructure Asset Transaction, the higher of the aggregate market value or aggregate consideration received or receivable for such Alternative Active Infrastructure Asset Transaction does not exceed 10% of the Total Assets;

(b) (x) any transaction (or series of related transactions) involving any disposal to any Network JV of Active Infrastructure Assets (or part(s) thereof), directly or through the sale of shares in a Restricted Subsidiary to any Network JV, where at the time of execution of the first definitive agreements to be executed for such transaction (or series of related transactions), the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets; or (y) any Alternative Active Infrastructure Asset Transaction, where at the time of execution of the first definitive agreements to be executed for such Alternative Active Infrastructure Asset Transaction, the higher of the aggregate market value or aggregate consideration received or receivable for such Alternative Active Infrastructure Asset Transaction does not exceed 20% of the Total Assets; provided that in the case of each of (b)(x) and (b)(y) hereof, (i) the counterparty to such transaction (or series of related transactions) or such Alternative Active Infrastructure Asset Transaction is, or is controlled by Persons, competent to manage, own or operate (as applicable) Telecommunication Assets similar to such Active Infrastructure Assets; (ii) following the transaction (or series of related transactions) or such Alternative Active Infrastructure Asset Transaction (as applicable) Parent or its Restricted Subsidiaries continue to have sufficient use of and access to Active Infrastructure Assets to allow it to carry on its business until the Notes are repaid in full, (iii) the Parent obtains a written report from a telecommunications technical consultant of international standing to the effect that such transaction (or series of related transactions) or such Alternative Active Infrastructure Asset Transaction (as applicable) will not have any material adverse operational impact on the business of the Parent and its Restricted Subsidiaries, taken as a whole, (iv) the Parent’s board of directors approves such transaction (or series of related transactions) or such Alternative Active Infrastructure Asset Transaction (as applicable), as evidenced by a Board Resolution delivered to the Trustee, after determining, in good faith, that it will not have a material adverse commercial impact on the business and financial standing of the Parent and its Restricted Subsidiaries, taken as a whole, and (v) the Parent obtains a written opinion from an accountant or an investment banking firm of international standing to the effect that the consideration to be paid or received in connection with such transaction (or series of related transactions) or such Alternative Active Infrastructure Asset Transaction (as applicable) is fair, from a financial point of view, to the Parent and the Restricted Subsidiaries;

(c) any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Active Infrastructure Assets (or part(s) thereof) directly or through the sale or repurchase of shares in a Restricted Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involves:

(i) both a disposal to a Network JV of any Active Infrastructure Assets (or part(s) thereof) which complied with clause (a)(x) hereof and an Alternative Active Infrastructure Asset Transaction which complied with clause (a)(y) hereof; provided that the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 10% of the Total Assets; or

(ii) both a disposal to a Network JV of any Active Infrastructure Assets (or part(s) thereof) which complied with clause (b)(x) hereof and an Alternative Active Infrastructure Asset Transaction which complied with clause (b)(y) hereof; provided that the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets; or

(d) any of the foregoing transactions permitted under clauses (a), (b) or (c) hereof, together with a repurchase or retransfer by, or re-lease (or cancellation of lease) or other disposition back to the Parent or any of its Restricted Subsidiaries, in any such case of Active Infrastructure Assets (or part(s) thereof), either for cash or in exchange for other Active Infrastructure Assets, in connection with or pursuant to remedies exercised by (or settlement of claims made by) the other party or parties to the transaction or their permitted assignees.

“Qualified Asset Sale” means a Qualified Active Infrastructure Asset Sale or a Qualified Passive Infrastructure Asset Sale.

“Qualified Passive Infrastructure Asset Sale” means, with respect to the Parent or any Restricted Subsidiary, any of the following:

(a) (x) any transaction (or series of related transactions) involving the disposal and lease back of any Indosat Towers (or part(s) thereof), directly or through the sale of shares in a Restricted Subsidiary, where at the time of execution of the first definitive agreements to be executed for such transaction (or series of related transactions), the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 10% of the Total Assets; or (y) any Alternative Passive Infrastructure Asset Transaction, where at the time of execution of the first definitive agreements to be executed for such Alternative Passive Infrastructure Asset Transaction, the higher of the aggregate market value or aggregate consideration received or receivable for such Alternative Passive Infrastructure Asset Transaction does not exceed 10% of the Total Assets;

(b) (x) any transaction (or series of related transactions) involving any disposal and lease back or further disposal and lease back of Indosat Towers (or part(s) thereof), directly or through the sale of shares in a Restricted Subsidiary, where at the time of execution of the first definitive agreements to be executed for such transaction (or series of related transactions), the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets; or (y) any Alternative Passive Infrastructure Asset Transaction, where at the time of execution of the first definitive agreements to be executed for such Alternative Passive Infrastructure Asset Transaction, the higher of the aggregate market value or aggregate consideration received or receivable for such Alternative Passive Infrastructure Asset Transaction does not exceed 20% of the Total Assets; provided that in the case of each of (b)(x) and (b)(y) hereof, (i) the counterparty to such transaction (or series of related transactions) or such Alternative Passive Infrastructure Asset Transaction is, or is controlled by Persons, competent to manage, own or operate (as applicable) Telecommunication Assets similar to such Indosat Towers; (ii) following the transaction (or series of related transactions) or such Alternative Passive Infrastructure Asset Transaction (as applicable) Parent or its Restricted Subsidiaries continue to have sufficient use of and access to Indosat Towers to allow it to carry on its business until the Notes are repaid in full, (iii) the Parent obtains a written report from a telecommunications technical consultant of international standing to the effect that such transaction (or series of related transactions) or such Alternative Passive Infrastructure Asset Transaction (as applicable) will not have any material adverse operational impact on the business of the Parent and its Restricted Subsidiaries, taken as a whole, (iv) the Parent’s board of directors approves such transaction (or series of related transactions) or such Alternative Passive Infrastructure Asset Transaction (as applicable), as evidenced by a Board Resolution delivered to the Trustee, after determining, in good faith, that it will not have a material adverse commercial impact on the business and financial standing of the Parent and its Restricted Subsidiaries, taken as a whole, and (v) the Parent obtains a written opinion from an accountant or an investment banking firm of international standing to the effect that the consideration to be paid or received in connection with such transaction (or series of related transactions) or such Alternative Passive Infrastructure Asset Transaction (as applicable) is fair, from a financial point of view, to the Parent and the Restricted Subsidiaries;

(c) any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Indosat Towers (or part(s) thereof) directly or through the sale or repurchase of shares in a Restricted Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involve:

(i) both a disposal and leaseback of any Indosat Towers (or part(s) thereof) which complied with clause (a)(x) hereof and an Alternative Passive Infrastructure Asset Transaction which complied with clause (a)(y) hereof; provided that the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 10% of the Total Assets; or

(ii) both a disposal and leaseback of any Indosat Towers (or part(s) thereof) which complied with clause (b)(x) hereof and an Alternative Passive Infrastructure Asset Transaction which complied with clause (b)(y) hereof; provided that the higher of the aggregate market value or aggregate consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% of the Total Assets; or

(d) any of the foregoing transactions permitted under clauses (a), (b) or (c) hereof, together with a repurchase or retransfer by, or re-lease (or cancellation of lease) or other disposition back to the Parent or any of its Restricted Subsidiaries, in any such case of Indosat Towers (or part(s) thereof), either for cash or in exchange for other Indosat Towers, in connection with or pursuant to remedies exercised by (or settlement of claims made by) the other party or parties to the transaction or their permitted assignees.

“Tower Sale Documents” means the (i) Asset Purchase Agreement, dated as of February 7, 2012, by and among the Parent, PT Tower Bersama Infrastructure Tbk and PT Solusi Menara Indonesia and (ii) the Master Lease Agreement, to be dated as of the date of the closing under the Asset Purchase Agreement described in (i) above, by and between the Parent, PT Solusi Menara Indonesia and PT Tower Bersama Infrastructure Tbk, and (iii) each agreement entered into pursuant to or as contemplated by the terms of the agreements described in (i) and (ii) above.

(B) The definition of “Asset Sale” in Section 1.01 (Definitions) shall be amended by deleting the word “and” at the end of clause (iii), replacing the period at the end of clause (iv) with a semi-colon and inserting the following immediately after clause (iv) as new clauses (v), (vi) and (vii):

“(v) any Qualified Passive Infrastructure Asset Sale provided that, (A) at the time of execution of the first definitive agreements for such Qualified Passive Infrastructure Asset Sale, (x) no Default will have occurred or be continuing or would occur as a result of such Qualified Passive Infrastructure Asset Sale; (y) such Qualified Passive Infrastructure Asset Sale provides for consideration to be received with respect to such Qualified Passive Infrastructure Asset Sale at least equal to the Fair Market Value of any Property being sold or agreed to be sold in connection with such Qualified Passive Infrastructure Asset Sale; and (z) if any such Property being sold or agreed to be sold in connection with such Qualified Passive Infrastructure Asset Sale has a Fair Market Value equal to or greater than 5% of the Parent’s Total Assets, the Parent could Incur at least US$1.00 of additional Debt pursuant to Section 4.10(a); and (B) the consideration received or to be received from such Qualified Passive Infrastructure Asset Sale complies on an aggregate basis with Section 4.14(d) and, upon receipt from time to time, is applied in the manner permitted for proceeds of Asset Sales under Section 4.14, or in any other manner that does not constitute a Restricted Payment;

(vi) any Qualified Active Infrastructure Asset Sale provided that, (A) at the time of execution of the first definitive agreements for such Qualified Active Infrastructure Asset Sale, (x) no Default will have occurred or be continuing or would occur as a result of such Qualified Active Infrastructure Asset Sale; (y) such Qualified Active Infrastructure Asset Sale provides for consideration (which may be in the form of interests in a Network JV, or otherwise) to be received with respect to such Qualified Active Infrastructure Asset Sale at least equal to the Fair Market Value of any Property being sold or agreed to be sold in connection with such Qualified Active Infrastructure Asset Sale; and (z) if any such Property being sold or agreed to be sold in connection with such Qualified Active Infrastructure Asset Sale has a Fair Market Value equal to or greater than 5% of the Parent’s Total Assets, the Parent could Incur at least US$1.00 of additional Debt pursuant to Section 4.10(a); and (B) the consideration received or to be received from such Qualified Active Infrastructure Asset Sale (x) is in the form of interests in a Network JV; (y) complies on an aggregate basis with Section 4.14(d); or (z) is in the form of interests in a Network JV plus any other consideration, provided that such other consideration complies on an aggregate basis with Section 4.14(d), and, in the case of (y) and (z), upon receipt from time to time, any such consideration that is not in the form of interests in a Network JV is applied in the manner permitted for proceeds of Asset Sales under Section 4.14, or in any other manner that does not constitute a Restricted Payment; and

(vii) any lease of real property on which Indosat Towers or Active Infrastructure Assets are located in connection with a Qualified Asset Sale permitted under clauses (v) or (vi) above.”

(C) The definition of “Attributable Debt” in Section 1.01 (Definitions) shall be amended by inserting “(or part thereof)” immediately after the word “Property” in clause (b)(i) thereof.

(D) The definition of “Change of Control” in Section 1.01 (Definitions) shall be amended by replacing the phrase “Qualified Tower Sale” in the parenthetical in clause (c) with the phrase “Qualified Asset Sale”

(E) The definition of “Indosat Towers” in Section 1.01 (Definitions) shall be deleted in its entirety and replaced with the following:

““Indosat Towers” means telecommunication tower structures designed and constructed specially to support antennae for transmission or reception and retransmission of electronic signals in the Telecommunication Business, including associated civil and mechanical structure and interests in the real property on which any such tower structure is located.”

(F) The definition of “Material Asset Sale” in Section 1.01 (Definitions) shall be deleted in its entirety and replaced with the following:

““Material Asset Sale” means one Asset Sale or a series of related Asset Sales where, at the time of consummation of such first Asset Sale, the Fair Market Value of the Property sold or to be sold in such Asset Sale or series of related Asset Sales, is in aggregate equal to or greater than 5% of Total Assets.”

(G) The definition of “Net Available Cash” in Section 1.01 (Definitions) shall be amended by inserting the phrase “and excluding any cash payments applied in accordance with clause (h)(ii) of the definition of Permitted Investment” immediately after the phrase “any other non-cash form” at the end of the parenthetical in the first sentence thereof.

(H) The definition of “Permitted Investment” in Section 1.01 (Definitions) shall be amended by deleting clause (h) in its entirety and replacing it with the following:

“(h) any Person to the extent such Investment (i) represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.14; or (ii) represents or is made using a portion of the consideration received in connection with a Qualified Asset Sale provided that the aggregate proceeds of any Qualified Asset Sale to which this paragraph (h)(ii) applies do not exceed 25% of the consideration paid or to be paid to the Parent or any Restricted Subsidiary with respect to such Qualified Asset Sale;”

(I) The definition of “Permitted Investment” in Section 1.01 (Definitions) shall be further amended by adding the following immediately after clause (j) as new clauses (k) and (l) and re-numbering the existing clause (k) as clause (m):

“(k) any Person, to the extent such Investment comprises a guarantee of the obligations of such Person under an agreement for lease of space on an Indosat Tower and related real property rights and such guarantee is made upon (i) the sublease, assignment or transfer to such Person of all or a portion of the Parent’s or such Restricted

Subsidiary’s contracted space or rights and obligations under a lease, (ii) the Parent or such Restricted Subsidiary designating such Person to be lessee under a lease or (iii) any amendment, renewal, replacement or extension of a guarantee permitted under (i) or (ii) above upon amendment, renewal, replacement or extension of the underlying lease, but only to the extent that such obligations are required to be guaranteed by the Parent or such Restricted Subsidiary upon, in the case of (i) and (ii) above, such sublease, assignment, transfer or designation pursuant to the terms of the applicable lease agreement or, in the case of (iii) above, such amendment, renewal, replacement or extension pursuant to the terms of such amended, renewed, replaced or extended lease agreement;

(l) any Network JV, to the extent such Investment is made in connection with, or at any time after, a Qualified Active Infrastructure Asset Sale relating to such Network JV; and”

(J) The definition of “Permitted Liens” in Section 1.01 (Definitions) shall be amended by deleting the word “and” at the end of clause (l), replacing the period at the end of clause (m) with “; and” and inserting the following immediately after clause (m) as a new clause (n):

“(n) any Lien created or subsisting or deemed to be subsisting in connection with a Qualified Asset Sale.”

(K) The definition of “Sale and Leaseback Transaction” in Section 1.01(Definitions) shall be deleted in its entirety and replaced with the following:

““Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Parent or any Restricted Subsidiary transfers such Property to another Person and the Parent or such Restricted Subsidiary leases it (or part(s) thereof) back from such Person, but shall exclude any Qualified Asset Sale.”

(L) The definition of “Telecommunications Business” in Section 1.01(Definitions) shall be deleted in its entirety and replaced with the following:

““Telecommunications Business” means the business of (a) transmitting, or providing services relating to the transmission of, voice, video or data, (b) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business or (c) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in clauses (a) or (b) above including the ownership, operation, management and lease of Indosat Towers; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Parent.”

(M) Section 4.10 (Limitation on Debt) shall be amended by deleting the word “and” at the end of clause (b)(x), replacing the period at the end of clause (b)(xi) with and” and inserting the following immediately after clause (b)(xi) as a new clause (b)(xii):

“(xii) a Permitted Investment under clause (k) of the definition of “Permitted Investment” to the extent it constitutes Debt.”

(N) Section 4.13 (Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries) shall be amended by deleting clause (b)(iii) in its entirety and replacing it with the following:

“(iii) Permitted Liens or Liens not prohibited by Section 4.12; or”

(O) Section 4.14 (Limitation on Asset Sales) shall be amended by inserting the word “related” immediately prior to the first occurrence of the word “transactions” in the first sentence thereof.

(P) Section 4.15 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) shall be amended by deleting the word “and” at the end of clause (i)(E) of the second sentence thereof, inserting the word “and” at the end of clause (i)(F) of the second sentence thereof and inserting the following immediately after clause (i)(F) of the second sentence thereof as a new clause (i)(G):

“(G) contained in agreements relating to a Qualified Asset Sale;”

(Q) Section 4.15 (Limitation on Restriction on Distributions from Restricted Subsidiaries) shall be further amended by inserting the word “or” at the end of clause (ii)(D) of the second sentence thereof.

(R) Section 4.16 (Limitation on Transactions with Affiliates) shall be amended by deleting the word “and” at the end of clause (e) of the second sentence thereof, replacing the period at the end of clause (f) of the second sentence thereof with “; and” and inserting the following immediately after clause (f) of the second sentence thereof as a new clause (g):

“(g) any Affiliate Transaction that constitutes a Permitted Investment under clause (h), (k) or (l) of the definition of “Permitted Investment”, provided that the terms of any of such Affiliate Transactions comply with clause (a) of the first paragraph of this Section 4.16.”

(S) Section 4.18 (Limitation on Sale and Leaseback Transactions) shall be amended by deleting the last sentence thereof in its entirety.

(T) Article IV (Covenants) is amended by inserting the following immediately after Section 4.25 as a new Section 4.26:

“Section 4.26 Transactions Under Tower Sale Documents. Notwithstanding any other provisions of this Indenture, nothing herein shall prevent or prohibit in any way (i) the consummation of the transactions set forth in the Tower Sale Documents, and the Parent and its Restricted Subsidiaries shall be absolutely and unconditionally entitled to enter into and perform their respective obligations under such transactions; or (ii) the Parent and its Restricted Subsidiaries from modifying, renewing or amending the Tower Sale Documents from time to time in the future provided that such modifications, renewals or amendments do not, in the aggregate, materially affect the Parent’s and the Issuer’s ability to make principal or interest payments on the Notes.”

(U) Section 5.01 (When Parent or Guarantor May Merge or Transfer Assets) shall be amended by replacing the second parenthetical in the first sentence thereof with “(other than a Qualified Asset Sale)”.

Section 1.2 Representations and Warranties. Each of the Issuer and the Parent represents and warrants to the Trustee that:

(A) it is duly incorporated and validly existing under the laws of the Netherlands (in the case of the Issuer) and Indonesia (in the case of the Parent) with full corporate power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

(B) it has full corporate power and capacity to execute this First Supplemental Indenture and to perform the obligations assumed by it herein and it has taken all necessary action to approve and authorize the same;

(C) neither its execution of this First Supplemental Indenture, nor performance of the obligations assumed by it herein, does or will (i) contravene any law to which it or its property is subject or any order of any government agency or any rule of any stock exchange that is binding on it or its property; (ii) contravene any undertaking or instrument binding on it or its property; or (iii) contravene its constituent documents; and

(D) this First Supplemental Indenture constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief that may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Effective Date. This First Supplemental Indenture and the Amendments contained herein shall become effective as of the date first above-written.

Section 2.2 Ratification of Indenture. Except as expressly amended by this First Supplemental Indenture, the Indenture is in all respects hereby acknowledged, ratified and confirmed and shall continue in full force and effect in accordance with the terms thereof. The Indenture and the First Supplemental Indenture shall be read and construed as one and the same instrument.

Section 2.3 Successors. All agreements of the Issuer, the Parent and the Trustee in this First Supplemental Indenture shall bind their respective successors and assigns.

Section 2.4 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.5 Consent to Jurisdiction; Appointment of Agent for Service of Process.

(a) The Issuer and the Parent by the execution and delivery of this First Supplemental Indenture, irrevocably agree that service of process may be made upon Law Debenture Corporate Services Inc. (“Law Debenture”), with offices at 40 Madison Avenue, Suite 4D, New York, New York 10017 (or its successors as agent for service of process), in the County, City and State of New York, United States of America, in any suit or proceeding against the Issuer or the Parent instituted by the Trustee, based on or arising under this First Supplemental Indenture and the transactions contemplated hereby in any federal or state court in the Borough of Manhattan in the City of New York, and each of the Issuer and the Parent and the Trustee hereby irrevocably consents and submits to the jurisdiction of any such court and to the courts of its own corporate domicile in respect of actions brought against it as a defendant generally and unconditionally in respect of any such suit or proceeding.

(b) The Issuer and the Parent further, by the execution and delivery of this First Supplemental Indenture, irrevocably designate, appoint and empower Law Debenture, with offices at 40 Madison Avenue, Suite 4D, New York, New York 10017, as its designee, appointee and authorized agent to receive for and on its behalf service (i) of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Issuer or the Parent with respect to their obligations, liabilities or any other matter arising out of or in connection with this First Supplemental Indenture and the transactions contemplated hereby and (ii) that may be made on such designee, appointee and authorized agent in accordance with legal procedures prescribed for such courts, and it being understood that the designation and appointment of Law Debenture as such authorized agent shall become effective immediately without any further action on the part of the Issuer or the Parent. The Issuer and the Parent represent to the Trustee that they have notified Law Debenture of such designation and appointment and that Law Debenture has accepted the same, and that Law Debenture has been paid its full fee for such designation, appointment and related services through the date that is one year from the date of this First Supplemental Indenture. The Issuer and the Parent further agree that, to the extent permitted by law, service of process upon Law Debenture (or its successors as agent for service of process) and written notice of said service to the Issuer and the Parent pursuant to Section 11.01 of the Indenture, shall be deemed in every respect effective service of process upon the Issuer and the Parent in any such suit or proceeding. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer and the Parent agree to designate a new designee, appointee and agent in The City of New York, New York on the terms and for the purposes of this Section 2.5 reasonably satisfactory to the Trustee. The Issuer and the Parent further hereby irrevocably consent and agree to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Issuer or the Parent by serving a copy thereof upon the relevant agent for service of process referred to in this Section 2.5 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) and by mailing copies thereof by registered or certified air mail, postage prepaid, to the Issuer and the Parent at their addresses specified in or designated pursuant to the Indenture. The Issuer and the Parent agree that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Trustee to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law. The Issuer and the Parent hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in federal or state court in the State of New York, County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 2.6 Severability. In case any provision of this First Supplemental Indenture shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Headings. The Article and Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction of the First Supplemental Indenture.

Section 2.8 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute the same instrument.

Section 2.9 Third-Party Beneficiaries. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture or this First Supplemental Indenture.

Section 2.10 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended from time to time (the “TIA”), required under the TIA to be a part of and govern this First Supplemental Indenture, such provision of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or excluded, as the case may be.

Section 2.11 Unity. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.12 Fees and Expenses. The Issuer, failing which the Parent, shall (1) indemnify the Trustee against, and shall pay to the Trustee on demand, the amount of all expenses reasonably incurred by the Trustee in connection with the preparation of, and the transactions contemplated under, this First Supplemental Indenture and the Statement and (2) pay such fees to the Trustee as may be agreed in writing by the Trustee, the Issuer and the Parent.

Section 2.13 Section 2.13 Trustee’s Liability. Each party to this Supplemental Trust Deed acknowledges that the Trustee has entered into this Supplemental Trust Deed on the express direction of the Holders of the Notes pursuant to the Consent Solicitation, and each party to this Supplemental Trust Deed agrees that except in the case of fraud, gross negligence or willful default, the Trustee shall not be responsible for acting upon the Consent Solicitation or incur any liability for acting in accordance therewith. It is also hereby acknowledged and agreed that the Trustee shall not be responsible for having acted upon the Consent Solicitation even though it may subsequently be found that there was some defect in the constitution of the meeting of the Holders of the Notes or the passing of the resolution of the Holders of the Notes for the amendment or that for any reason the Consent Solicitation was not valid or binding upon the Holders of the Notes.

Section 2.14 Governing Language. This First Supplemental Indenture is prepared in the English language and, unless otherwise agreed in writing by the parties hereto, English shall be used in respect of all matters in connection with this First Supplemental Indenture. If requested in writing by a party, the parties hereto shall promptly cause this First Supplemental Indenture to be translated into the Indonesian language and cause such Indonesian language version to be executed by the parties hereto. The effective date of any such Indonesian language version shall be the date of this First Supplemental Indenture. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

INDOSAT PALAPA COMPANY B.V., as Issuer,

By:	/s/ Leonardus Salim
Name:	Leonardus Salim
Title:	Managing Director

PT INDOSAT TBK, as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

INDOSAT PALAPA COMPANY B.V., as Issuer,

BY:
Name:
Title:

PT INDOSAT TBK, as Guarantor

By:	/s/ Harry Sasongko	By:	/s/ Stefan Carlsson
Name:	Harry Sasongko	Name:	Stefan Carlsson
Title:	President Director & CEO	Title:	Director & CFO

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

INDOSAT PALAPA COMPANY B.V., as Issuer,

By:
Name:
Title:

PT INDOSAT TBK, as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ LARRISSA LAMBINO
Name:	LARISSA LAMBINO
Title:	Vice President